Exhibit 99.1

PRESS ANNOUNCEMENT

Date:	January 26, 2012

Contact:	James H. Nicholson
Chief Financial Officer
440-248-7171

PVF Capital Corp. Announces Fiscal 2012 Second-Quarter Results as Turnaround Progress Continues

•	Net interest income improves as management continues to pursue its strategy to recapitalize balance sheet

•	Annualized growth in performing loans of 10.7%

•	Mortgage banking revenue remains strong in lower interest rate environment

•	Company achieves its ninth consecutive quarterly improvement in key regulatory asset quality ratios

•	Capital ratios remain strong and exceed prescribed regulatory levels

Solon, OH—PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced a net loss of $1.8 million, or $0.07 basic and diluted loss per share, for the fiscal 2012 second quarter ended December 31, 2011. This compares with a net loss of $3.7 million, or $0.14 basic and diluted loss per share, for the prior-year quarter and a net loss of $0.8 million, or $0.03 basic and diluted loss per share, for the fiscal 2012 first quarter ended September 30, 2011.

Robert J. King, Jr., President and Chief Executive Officer, commented, “Our operating performance continues to improve and we are seeing genuine progress with our strategy to recapitalize our balance sheet and transform our business to a relationship-based commercial bank. As a result of this strategy, our Treasury Management, Corporate Banking and Private Banking services continue to make progress. During the quarter, we resolved a substantial number of problem assets and increased the overall level and core performance of the loan portfolio. In addition, our expanded business lines continued to generate growth in revenue streams in areas we haven’t seen previously and net interest income improved. Pre-tax, pre-provision income also improved from last quarter, as mortgage banking revenues remained strong in this lower interest rate environment.”

Net Interest Income Improves

Net interest income for the quarter was $5.4 million, an increase of $0.2 million, or 4.8%, from the quarter ended September 30, 2011. The improvement in net interest income over the prior quarter is largely attributable to a strategic change in the mix of average earning assets which resulted in an improving yield while the Company was able to continue to lower its funding costs in this low-rate environment. Contributing to this improvement was a $13.9 million or 10.7% increase in performing loan balances as the Company’s lending initiatives have taken effect and are enhancing revenues.

Net interest income for the quarter also increased $0.3 million, or 6.2%, compared with the year-ago quarter ended December 31, 2010. This was accomplished with a substantially smaller balance sheet compared with a year ago, as the Company continues its multi-year plan to strengthen and diversify its balance sheet and improve its risk profile. Average loans outstanding have been reduced along with the level of investment securities, which has increased the level of lower yielding short-term funds and investments, putting pressure on earning asset yields, particularly in this low-rate environment. While this higher level of liquidity and lower level of interest-earning assets may reduce yields in the short term, the reduction in funding costs have declined even more, allowing the Company to improve its net interest income. As a result, the net interest margin for the period improved to 2.97%, compared with 2.80% and 2.56% for the quarters ended September 30, 2011, and December 31, 2010, respectively.

Mortgage Banking Activity Remains Strong For the Quarter; Non-interest Income Results Mixed

While non-interest income from mortgage banking activity increased $0.8 million from the prior quarter, this improvement was offset by an increase in credit-related costs associated with other real estate owned and a decrease in SBA revenue. Non-interest income totaled $1.1 million for the quarter ended December 31, 2011, a decrease of $0.5 million from the quarter ended September 30, 2011. Contributing to the decline were a $1.3 million increase in real estate owned credit-related costs and a decrease of $0.2 million on the sale of SBA loans. The $0.8 million improvement in mortgage banking activities is inclusive of the recognition of a mortgage servicing asset impairment valuation allowance of $0.7 million in the quarter ended September 30, 2011. The credit-related costs resulted from updated valuations on other real estate owned and losses on property dispositions while the revenue associated with the SBA business declined as anticipated loan closings carried over into the following quarter.

In comparison with the same period of the prior year, non-interest income declined $1.5 million, primarily due to lower mortgage banking revenues of $0.8 million in the current period. The prior-year mortgage banking revenue results included a $0.7 million recovery of a mortgage servicing asset impairment valuation allowance. Additionally, there was a $0.8 million increase in real estate owned credit-related costs in the current period compared with the prior-year period.

Nonperforming Assets Continue to Decline

For the ninth consecutive quarter, the Company continued its progress with its multi-year plan to improve the Bank’s balance sheet, reduce problem assets, and build the infrastructure and culture needed to transform to a relationship-based commercial bank.

During the quarter, nonperforming loans declined $17.6 million to $30.3 million, or 36.7%, compared with the first quarter of fiscal 2012, while other real estate owned increased $2.1 million to $10.0 million, resulting in total nonperforming assets of $40.3 million. This is a decline of $15.6 million, or 27.9%, compared with total nonperforming assets of $55.9 million at September 30, 2011, and a decline of $18.0 million, or 26.7%, since June 30, 2011.

Of the $17.6 million decline in the current quarter, $14.0 million is the result of net charge-offs. Historically, the Company recognized specific impairment on individual loans, but did not charge off the impaired loan amount until the loan was disposed. During the quarter ended December 31, 2011, the Company implemented an enhanced loan accounting system, which provides for the systematic recording of charged-off loans for financial recognition without losing its ability to track the legal contractual amounts. As such, during the current period, the Company charged off those loan amounts which had previously been specifically impaired, totaling approximately $11.8 million. In addition to reducing nonperforming loans, this new enhanced loan accounting system had the impact of elevating reported charge-offs for the period and reducing the allowance for loan losses associated with specific reserves. The Company also charged-off approximately $2.2 million related to loans whose impairment was recognized during the quarter ended December 31, 2011. The remaining $3.6 million decline in nonperforming loans is the result of net dispositions and transfers to other real estate owned.

The Company continued to move toward achieving the requirements of its regulatory order by reducing its level of classified assets to core capital plus general valuation allowance ratio to 60.3% at December 31, 2011, compared with 73.8% at the end of the prior-year quarter. The Company also reduced its level of classified assets plus special mention assets to core capital plus general valuation allowance ratio to 75.8%, compared with 96.4% a year ago. The requirements of the regulatory order for these ratios are 50% and 65%, respectively.

Reflecting the continued progress in improving overall asset quality and reducing the level of problem loans, the provision for loan losses totaled $2.0 million for the current quarter compared with $1.5 million and $4.5 million for the quarters ended September 30, 2011 and December 31, 2010, respectively. The persistently difficult economic operating environment, along with the costs associated with problem asset disposition, continued to negatively impact valuations and impede the rate of problem asset resolution.

The allowance for loan losses at December 31, 2011 was $17.5 million, or 3.1% of total loans. This compares with an allowance of $29.6 million, or 5.2%, and $30.0 million, or 5.2%, at September 30, 2011 and June 30, 2011, respectively. As previously discussed, the lower level of the allowance at December 31, 2011 is primarily a result of the elevated charge-offs associated with previously impaired loans. Since these charge-offs were previously specifically reserved and included in the Company’s historical loss factors, the allowance for loan losses did not need to be replenished after recording these charge-offs. The allowance’s coverage of nonperforming loans remained steady at the end of the quarter to 57.8% at December 31, 2011, compared with 61.6% and 59.6% at September 30, 2011 and June 30, 2011, respectively.

Non-interest Expense Managed

Non-interest expense totaled $6.3 million for the current quarter, compared with $6.2 million for the fiscal 2012 first quarter and $6.0 million for the year-ago quarter. The Company is successfully managing this expense level while investing in the infrastructure and personnel to expand the business lines as part of its transformation.

Pre-tax, Pre-credit Provision Income Improves Sequentially

One metric that management believes is useful in analyzing performance is pre-tax, pre-credit provision income, which adjusts earnings to exclude provision expense, credit-related charges involving the valuation and disposition of other real estate owned, and securities gains or losses. In addition, earnings are adjusted for items identified by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends. The pre-tax, pre-credit provision income at December 31, 2011 was $1.4 million, compared with $0.6 million for the quarter ended September 30, 2011, and $2.2 million for the prior-year quarter.

A reconciliation of net earnings reported under generally accepted accounting principles (“GAAP”) to pre-tax, pre-credit provision income (a non-GAAP metric) for the quarters ended December 31, 2011, September 30, 2011, and December 31, 2010 is as follows (dollars in millions):

	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010
Net income (loss)	$(1.8)	$(0.8)	$(3.7)
Federal income tax provision (benefit)	0.0	0.0	0.9

Pre-tax income (loss)	(1.8)	(0.8)	(2.8)
Provision for loan losses	2.0	1.5	4.5
Loss/write-down (gain) on real estate owned	1.2	(0.1)	0.5

Pre-tax, pre-credit provision income	$1.4	$0.6	$2.2

Pre-tax, pre-credit provision income improved by approximately $0.8 million compared with the September 30, 2011 period, as a result of higher income from mortgage banking activities and improved net interest income, partially offset by higher operating expenses. The mortgage banking revenues in the September 30, 2011 period were negatively impacted by the recognition of a mortgage servicing asset impairment valuation allowance of $0.7 million.

Pre-tax, pre-credit provision income declined from the December 31, 2010 period primarily due to the lower mortgage banking income for the current period compared with the higher levels realized in the low-rate environment a year ago which included a recovery of a valuation allowance for the mortgage servicing asset of $0.7 million. The current period showed higher operating costs of $0.3 million compared with the prior-year period.

Bank Capital Ratios Exceed Regulatory Levels

The Bank’s capital ratios continue to exceed the requirements prescribed under the regulatory order. As of December 31, 2011, the ratio of tier one (core) capital to adjusted total assets stood at 8.23% and total risk-based capital to risk-weighted assets was 12.54%. The requirements under the regulatory order are 8.00% and 12.00%, respectively.

Year-to-Date Results

For the six months ended December 31, 2011, the Company’s net loss totaled $2.6 million, or $0.10 basic and diluted loss per share, compared with a loss of $4.3 million, or $0.17 basic and diluted loss per share, for the six-month period ended December 31, 2010. The $1.7 million improvement in the Company’s results are attributable to a $0.2 million improvement in net interest income, a reduction in the provision for loan losses of $3.8 million from improving asset quality, a $2.3 million decline in non-interest income from lower overall mortgage banking revenue, a $0.6 million increase in non-interest expense, and lower federal income tax provision of $0.6 million.

About PVF Capital Corp.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 17 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at parkviewfederal.com. PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

Use of Non-GAAP Financial Measures

This release included certain financial information determined by methods other than in accordance with GAAP. One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends is pre-tax, pre-credit provision income. This is the level of earnings adjusted to exclude the impact of:

•

provision expense and credit related charges involving the valuation and disposition of other real estate owned, which are excluded because its absolute level is elevated and volatile in times of economic stress;

•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile; and

•

certain items identified by management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends.

Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. While the Company believes that non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. Non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact methods of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, interest rate changes, real estate values, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. This press release contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

# # #

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31,	June 30,
	2011	2011
ASSETS
Cash and amounts due from financial institutions	$21,695,112	$19,138,325
Interest-bearing deposits	124,154,861	130,153,080
Interest-bearing deposits	6,000,000	—

Total cash and cash equivalents	151,849,973	149,291,405
Securities available for sale	5,017,200	8,946,674
Mortgage-backed securities available for sale	17,578,398	4,972,121
Loans receivable held for sale, net	8,221,445	9,392,389
Loans receivable, net of allowance of $17,515,155 and $29,996,893, respectively	546,520,657	547,282,037
Office properties and equipment, net	7,386,232	7,556,764
Real estate owned, net	9,994,583	7,972,753
Federal Home Loan Bank stock	12,811,100	12,811,100
Bank-owned life insurance	23,539,076	23,420,089
Prepaid expenses and other assets	11,904,766	15,409,502

Total assets	$794,823,430	$787,054,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Non-interest-bearing deposits	$34,574,197	$28,947,373
Interest-bearing deposits	624,057,320	623,624,462

Total deposits	658,631,517	652,571,835
Note payable	1,099,445	1,152,778
Long-term advances from the Federal Home Loan Bank	35,000,000	35,000,000
Advances from borrowers for taxes and insurance	13,986,017	11,212,923
Accrued expenses and other liabilities	17,157,021	15,835,317

Total liabilities	725,874,000	715,772,853

Stockholders’ equity
Serial preferred stock, none issued	—	—
Common stock, $.01 par value, 65,000,000 shares authorized; 26,142,443 shares issued	261,424	261,424
Additional paid-in capital	100,664,015	100,543,717
Retained earnings (accumulated deficit)	(27,366,532)	(24,788,778)
Accumulated other comprehensive income (loss)	(772,330)	(897,235)
Treasury stock at cost, 472,725 shares, respectively	(3,837,147)	(3,837,147)

Total stockholders’ equity	68,949,430	71,281,981

Total liabilities and stockholders’ equity	$794,823,430	$787,054,834

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Interest and dividends income
Loans	$7,183,747	$7,656,063	$14,288,014	$15,788,373
Mortgage-backed securities	65,918	466,463	115,639	927,791
Federal Home Loan Bank stock dividends	129,164	129,164	256,924	272,894
Securities	14,125	45,519	38,342	140,922
Federal funds sold and interest-bearing deposits	88,388	60,790	180,886	81,116

Total interest and dividends income	7,481,342	8,357,999	14,879,805	17,211,096

Interest expense
Deposits	1,783,133	2,346,834	3,732,180	5,013,292
Long-term borrowings	272,180	903,883	544,620	1,814,952

Total interest expense	2,055,313	3,250,717	4,276,800	6,828,244

Net interest income	5,426,029	5,107,282	10,603,005	10,382,852
Provision for loan losses	1,966,000	4,500,000	3,466,000	7,300,000

Net interest income after provision for loan losses	3,460,029	607,282	7,137,005	3,082,852

Non-interest income
Service charges and other fees	205,860	188,229	384,678	360,695
Gain on sale of mortgage loans	2,129,177	2,517,991	3,956,613	6,265,984
Income (loss) from mortgage servicing fees	(322,155)	42,219	(1,139,426)	(1,291,478)
Gain on sale of SBA loans	—	—	221,218	—
Increase in cash surrender value of bank-owned life insurance	56,288	68,255	118,987	143,622
Gain (loss) on real estate owned	(384,069)	(57,554)	(243,957)	(223,130)
Provision for real estate owned losses	(805,423)	(479,310)	(874,823)	(725,310)
Other, net	246,463	329,525	373,970	567,728

Total non-interest income	1,126,141	2,609,355	2,797,260	5,098,111

Non-interest expense
Compensation and benefits	2,732,389	2,450,454	5,627,087	4,886,445
Office occupancy and equipment	564,384	653,673	1,163,294	1,360,646
FDIC insurance	426,732	621,407	855,431	1,227,684
Professional and legal	130,000	128,579	245,000	248,482
Outside services	617,404	508,741	1,113,071	926,024
Maintenance contracts	222,523	201,968	418,857	335,510
Franchise tax	225,427	181,524	450,855	363,048
Real estate owned and collection expense	783,512	622,744	1,397,371	1,359,309
Other	640,958	604,650	1,266,233	1,194,523

Total non-interest expense	6,343,329	5,973,740	12,537,199	11,901,671

Income (loss) before federal income taxes	(1,757,159)	(2,757,103)	(2,602,934)	(3,720,708)
Federal income tax provision (benefit)	—	952,825	(25,178)	607,633

Net income (loss)	$(1,757,159)	$(3,709,928)	$(2,577,756)	$(4,328,341)

Basic earnings (loss) per share	$(0.07)	$(0.14)	$(0.10)	$(0.17)

Diluted earnings (loss) per share	$(0.07)	$(0.14)	$(0.10)	$(0.17)

FINANCIAL HIGHLIGHTS

	At or for the three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands except per share data)	2011	2011	2011	2011	2010
Balance Sheet Data:
Total assets	$794,823	$780,013	$787,055	$777,363	$826,701
Loans receivable	564,036	567,812	577,279	591,800	593,169
Allowance for loan losses	17,515	29,553	29,997	29,876	31,493
Loans receivable held for sale, net	8,221	12,857	9,392	5,848	11,278
Mortgage-backed securities available for sale	17,578	4,820	4,972	38,966	43,022
Cash and cash equivalents	151,850	150,272	149,291	89,481	130,961
Securities held to maturity	—	—	—	—	—
Securities available for sale	5,017	2,985	8,947	15,872	16,958
Deposits	658,632	648,522	652,572	647,251	628,995
Borrowings	36,099	36,126	36,153	36,179	86,206
Stockholders’ equity	68,949	70,571	71,282	74,671	77,654
Nonperforming loans	30,313	47,972	50,347	52,564	58,216
Other nonperforming assets	9,995	7,925	7,973	8,083	8,764
Tangible common equity ratio	8.67%	9.05%	9.06%	9.61%	9.39%
Book value per share	$2.69	$2.75	$2.78	$2.91	$3.03
Common shares outstanding at period end	25,669,718	25,669,718	25,669,718	25,669,718	25,669,718

Operating Data:
Interest income	$7,481	$7,399	$7,762	$8,008	$8,358
Interest expense	2,055	2,222	2,332	2,999	3,251

Net interest income before provision for loan losses	5,426	5,177	5,430	5,009	5,107
Provision for loan losses	1,966	1,500	4,150	2,090	4,500

Net interest income (loss) after provision for loan losses	3,460	3,677	1,280	2,919	607
Non-interest income	1,126	1,671	2,003	836	2,610
Non-interest expense	6,343	6,194	6,269	6,618	5,974

Income (loss) before federal income taxes	(1,757)	(846)	(2,986)	(2,863)	(2,757)
Federal income tax expense (benefit)	—	(25)	(417)	(69)	953

Net income (loss)	$(1,757)	$(821)	$(2,569)	$(2,794)	$(3,710)

Basic earnings (loss) per share	$(0.07)	$(0.03)	$(0.10)	$(0.11)	$(0.14)

Diluted earnings (loss) per share	$(0.07)	$(0.03)	$(0.10)	$(0.11)	$(0.14)

Performance Ratios:
Return on average assets	(0.89%)	(0.42%)	(1.31%)	(1.35%)	(1.78%)
Return on average equity	(10.07%)	(4.63%)	(14.10%)	(14.67%)	(18.29%)
Net interest margin	2.97%	2.80%	2.95%	2.58%	2.56%
Interest rate spread	2.90%	2.70%	2.86%	2.48%	2.41%
Efficiency ratio	82.10%	83.62%	93.82%	110.01%	79.29%
Stockholders’ equity to total assets (all tangible)	8.67%	9.05%	9.06%	9.61%	9.39%

Asset Quality Ratios:
Nonperforming assets to total assets	5.07%	7.17%	7.41%	7.80%	8.10%
Nonperforming loans to total loans	5.37%	8.45%	8.72%	8.88%	9.81%
Allowance for loan losses to total loans	3.11%	5.20%	5.20%	5.05%	5.31%
Allowance for loan losses to nonperforming loans	57.78%	61.60%	59.58%	56.84%	54.10%
Net charge-offs to average loans, annualized	9.90%	1.33%	2.73%	2.47%	3.64%

Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	8.23%	8.62%	8.63%	9.09%	8.84%
Ratio of tier one (core) capital to adjusted total assets	8.23%	8.62%	8.63%	9.09%	8.84%
Ratio of tier one risk-based capital to risk-weighted assets	11.27%	11.68%	11.60%	11.83%	12.16%
Ratio of total risk-based capital to risk-weighted assets	12.54%	12.95%	12.87%	13.10%	13.42%